EXHIBIT 10.2

LICENSE AGREEMENT

BY AND BETWEEN

PINOTAGE, LLC

and

VISION TECHNOLOGIES, INC.

May 1,1998

8.	Product Approvals and Registration		11

	8.1.	Application by Licensee	11

9.	Infringement and Indemnification		11

	9.1.	Indemnity	11
	9.2.	Defense: Settlement	11
	9.3.	Litigation Against Infringers	11
	9.4.	Effect on Payments	12

10.	Product Liability		12

	10.1.	Damages, Liabilities, etc	12
	10.2.	Insurance	12
	10.3.	Regulatory Expense	12

11.	Confidentiality and Non-Competition		13

	11.1.	Obligation to Keep Confidential by Licensee	13
	11.2.	Right to Disclose by Licensee	13
	11.3.	Obligation to Keep Confidential by Licensor	14
	11.4.	Right to Disclose by Licensor	14

12.	Term		14

13.	Early Termination		14

14.	Trademarks		15

	14.1.	Trademark Use	15
	14.2.	Trademark Ownership	15

15.	Arbitration.		15

	15.1.	Arbitration Procedure	15
	15.2.	Arbitrator's Powers	16

16.	Costs of Dispute		16

	16.1.	Reimbursement of Costs	16
	16.2.	Costs Defined	16
	16.3.	Allocation of Costs	16

17.	Law Governing		16

18.	Miscellaneous Provisions		17

	18.1.	Notice	17
	18.2.	No Waiver	17
	18.3.	Severability	17
	18.4.	Entire Agreement	17
	18.5.	No Assignment	17
	18.6.	Binding Effect	17
	18.7.	Headings	18
	18.8.	Counterparts	18

LICENSE AGREEMENT

THIS LICENSE AGREEMENT (the "Agreement") is made and entered into as of the 1st day of May, 1998 by and between PINOTAGE, LLC, an Arkansas Limited Liability Company, having an usual address at 19308 Pinecrest Trail, Rogers, Arkansas 72756 ("Licensor") and Vision Technologies, Inc., a corporation duty organized under the laws of the State of Delaware, with its principal place of business located at 19308 Pinecrest Trail, Rogers, Arkansas 72756 ("Licensee").

INTRODUCTION

Licensee desires to acquire, from Licensor, an exclusive worldwide royalty bearing license to make, use, develop, import, sell and offer certain non-medical products, as hereinafter defined; and Licensor has agreed to license the certain non-medical products on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and undertakings of the parties, the parties hereby agree as follows:

1.   Definitions.

As used in this Agreement, the following terms shall, unless the context otherwise requires, have the following meanings:

1.1.   Affiliate.

Any person who, directly or indirectly, controls, is under common control with, or is controlled by, any party to this Agreement.

1.2.   Contract Year.

The twelve month period commencing on January 1 of each year and each successive twelve month period; provided, however, that the initial contract year shall be the period commencing on the Effective Date and ending on December 31,1998.

1.3.   Developments.

Any and all improvements and modifications relating to or derived from the Technology, whether patentable or not, made during the Term of this Agreement including, without limitation, any process, method, technique, know-how, machine, equipment or other device or component or modification thereof, which perform or enable the performance of the same or similar functions as the Technology for the manufacture, use, sale, or other disposal of the Product.

1.4.   Effective Date.

May 1, 1998.

1.5.   Licensed Patent Rights.

The patents and patent applications listed on Exhibit A to this Agreement, and all continuations, continuations in part and divisions thereof, and all renewals and foreign counterparts of any of the foregoing.

1.6.   Net Sales Price.

The gross sales price billed to customers in an arms length transaction and however derived, including, sales, leases, transfers, less the following:

(i)     Allowances and adjustments actually credited to customers;

(ii)    Trade, quantity, cash and prompt payment discounts allowed and taken; and

(iii)    Third-party charges, including, transportation charges, sales taxes, excise taxes and customs duties and governmental charges added on or measured by the sale.

1.7.           Person.

Any individual, firm or legal entity.

1.8.           Licensed Product.

Any product or process exclusive of the medical field covered by a Valid Claim of a Licensed Patent Right.

1.9.           Technology.

All trade secret, know-how, data and other information, including, all technical and mechanical data known to Licensor relating to the manufacture of the Licensed Products, including, without limitation:

(i)   processes and techniques;

(ii)   Product specifications;

(iii)   detailed process descriptions;

(iv)   typical operating data;

(v)   utility requirements;

(vi)   raw material specifications and consumptions;

(vii)   equipment specifications;

(viii)   instrument specifications;

(ix)    procedures and controls; and

(x)    drawings of equipment

1.10.   Territory.

The world.

1.11.   Patent Jurisdictions.

Any jurisdiction in the Territory in which the Licensed Patent Rights covering a particular Licensed Product are represented by an issued, unexpired patent which has not been invalidated.

1.12.           Valid Claim.

An unexpired claim of an issued, unexpired United States patent which has not been invalidated, or a claim of a United States patent application which has not been finally rejected and which has been pending for less than five years.

1.13.   Visionist™.

That computer software program provided by Licensor to Licensee as part of the Technology including upgrades and modifications thereof

2.    Grant.

2.1.   Grant of License.

Subject to the terms and conditions hereof, Licensor hereby grants to Licensee during the Term (as such word is defined in Section 12 of this Agreement), unless earlier terminated as described in Section 13. an exclusive, royalty bearing license in the Territory to receive and utilize the Technology and Developments, and to practice the inventions disclosed in any and all Licensed Patent Rights, Technology, and Developments for the purpose of making, using, selling, importing and offering for sale the Licensed Products in the Territory, and having any of the foregoing actions taken (the "License").

2.2.   Sublicenses.

Licensee shall have the right to grant to its subsidiaries or other sublicensees, exclusive or non-exclusive sublicenses under this License during the Term; provided, however, and Licensee agrees that:

(i)    the terms and conditions of each sublicense shall be consistent with the terms and conditions of this Agreement except that the sublicense must terminate not later than the end of the Term of this License (or earlier as may be applicable);

(ii)           Licensee shall provide prior written notice to Licensor of each sublicense and shall provide Licensor a true and complete copy of each Sublicense Agreement and each Amendment thereto, promptly after the Sublicense or Amendment has been agreed upon;

(iii)           No Sublicense shall relieve Licensee of any of its obligations hereunder and Licensee shall take all steps necessary to enforce compliance by its subsidiaries and sublicensees with their obligations under the terms and conditions of each Sublicense.

3.   Technology Transfer and Disclosure Developments.

3.1.   Transfer of Technology.

As soon as practicable after the execution of this Agreement, Licensor shall disclose to Licensee the Technology existing as of the Effective Date for the manufacture of the Licensed Products to the extent not previously disclosed to Licensee.

3.2.           Transfer of Developments.

During the Term, Licensor shall disclose to Licensee any and all Developments, as promptly as practicable after any such Development is made.

4.   Payments.

4.1.   Running Royalties.

(i)    Licensee agrees to pay to Licensor the following royalties:

(a)      Seven (7%) percent of the Net Sales Price of Licensed Products sold by Licensee;

(b) Seven (7%) percent of the Net Sales Price of disposables and components sold by Licensee and intended to be used with the Licensed Products and which are integral to the use of the Licensed Products, even if such disposables or components do not themselves constitute Licensed Products; and

(c) Seven (7%) percent of the Net Sales Price of copies of Visionist™ which are sold by Licensee, either bundled with other products or on a stand-alone basis; provided, however, that if Visionist™ is sold by Licensee in a bundle with one or more other products such that the sales price of Visionist™ (on which royalties are due) is not separately itemized, then the amount on which royalties shall be payable with respect to such copy of Visionist™ shall be determined by multiplying the Net Sales Price of the bundle of products by a fraction, the numerator of which is Licensee's list price of Visionist™ and the denominator of which is the sum of Licensee's list prices of all products (including Visionist™) constituting such bundle. If there is no "list" price for Visionist™, then the numerator of such fraction shall be a reasonable price attributable to Visionist™, as reasonably determined by Licensee.

4.2.   Statements, Payments.

Licensee shall, within thirty (30) days after the last day of each calendar quarter in each year or portion thereof during the Term, and, in addition, within ninety (90) days after the end of each Contract Year in which royalties are due, provide Licensor with a statement accounting for the net sales of the Licensed Product by Licensee, for the immediately preceding quarter or portion thereof, accompanied by payment for the full amount of royalties and other payments due under this Agreement for that quarter or portion thereof. Each such statement shall be certified by the Chief Financial Officer of Licensee as being true, correct and complete. All such payments shall be made payable to Licensor and shall be sent to the address set forth on page 1 hereof. All payments made by Licensee shall be in United States currency.

4.3.           Sublicense Fees and Royalties.

Licensee shall pay to Licensor Twenty-Five (25%) percent of all fees paid to Licensee by Sublicensees in respect of sublicenses of the Licensed Patent Rights. For purposes hereof, the term "fees" shall include, but is not limited to, up-front payments, milestone payments, annual payments and royalties based on gross sales, to the extent such payments relate directly to the sublicense of the Licensed Patent Rights.

4.4.           Taxes.

All taxes and charges which may be imposed by any government taxing authority on the amounts paid by Licensee to Licensor under this Agreement shall be assumed by Licensee except for any tax imposed upon Licensor's income which shall be the responsibility of the Licensor. In the event Licensee is required to withhold such taxes or charges from the amounts paid to Licensor hereunder and to pay the taxes or charges for the account of Licensor, Licensee shall deliver to Licensor a true copy of the receipts or returns covering each such payment.

4.5.           Third Party Payments.

In the event that a Licensed Product is covered or allegedly covered by the claims of one or more third party patents or other intellectual or industrial property rights in any jurisdiction and Licensee is required to pay royalties, license fees or other amounts to such third parties in any given quarter in order to make, use or sell the Licensed Products in such jurisdiction ("Third Party Payments"). Licensee shall be entitled to reduce the amounts payable to Licensor under this Section 4 by up to half of the amount of such Third Party Payments on such Licensed Product, provided that the amounts payable in such quarter shall not be reduced by more than 50% pursuant to this Section 4.5.

5.   Labeling.

All Licensed Products manufactured by Licensee under the License granted herein shall be labeled "Patent Pending" until Licensor's patent is issued, at which time all Licensed Products shall be marked in accordance with the U.S. Patent Statute relating to marking patented articles in effect at the time of such manufacture, currently 35 U.S.C. § 287. If Licensor's patent application is finally rejected and Licensor's right to appeal such rejection has lapsed, Licensee's obligation to mark Licensed Products under this Section 5 shall cease.

6.   Books and Records. Inspection and Reports.

6.1.           Books and Records.

Licensee shall keep and, if applicable, cause each Affiliate to keep, true and accurate records, files, and books of account containing all data reasonably required for complete computation and verification of the royalties payable hereunder, including manufacturing reports, reports of usage and sales of Products, provided, however, that nothing herein shall obligate Licensee to retain books and records for a period exceeding five (5) years from the end of the Contract Year in question.

6.2.           Inspection.

Licensee shall permit and, if applicable, cause each Affiliate and Sublicensee to permit, upon twenty (20) days prior written notice from Licensor, during regular business hours, examination by Licensor's independent certified public accountants of the books and records required to be kept hereunder at Licensor's expense (provided such accountants have agreed in writing to maintain the confidentiality of all confidential information of Licensee and its Affiliates and Sublicensees obtained during such inspection). For a period not to exceed three (3) years from the date of the receipt of the final report required under Section 4.3. such accountants shall, upon ten (10) days prior written notice, have the right to examine all books and records pertaining to such final report during Licensee's, and if applicable, each Affiliate's and Sublicensee's regular business hours.

6.3.           Reports.

During the term of this Agreement, Licensee shall provide and, if applicable, cause each Affiliate and Sublicensee to provide, Licensor with written reports, on or before forty-five (45) days following the end of each Contract Year. Each such report shall state the number, description, and Sales Price of each Licensed Product in the Territory. Within thirty (30) days following the termination of this Agreement, Licensee shall provide, and, if applicable, cause each Affiliate and Sublicensee to provide, a final report. Each such final report shall state the number, description, Sales Price and Net Sales Price of each Licensed Product sold but only to the extent not covered by any report previously delivered pursuant to this Section 6.3. If any such reports or audits reveal that the aggregate of the royalties paid during any four (4) consecutive calendar quarters was more than five (5%) percent less than the amount that should have been paid, then the reasonable expenses of the audit shall be borne by Licensee, which shall pay those expenses within thirty (30) days after demand therefore by Licensor accompanied by the accountants statement therefore.

7.   Representations, Warranties and Covenants of Licensor and Licensee.

7.1.   Power and Authority.

Licensor represents and warrants that it has the legal power to grant the License and other rights as may be granted to Licensee under this Agreement.

7.2.   Patent Filing, Prosecution, and Maintenance.

Licensee represents and covenants that, at Licensor's request, Licensee shall promptly file, prosecute, and maintain the Licensed Patent Rights in the United States, Germany, France, Italy, United Kingdom, Canada, Japan, Argentina, Brazil and Mexico and such other countries as the parties shall mutually agree upon in writing. In addition, Licensor may, of its own accord and at its sole expense, elect to file and prosecute any such other patent applications as it elects. If Licensee makes a request for such an additional foreign patent application, and if Licensor decides not to file such an application or prosecute same or maintain a patent so obtained, Licensor shall thereafter promptly notify Licensee and Licensee shall then be entitled to take over the application, prosecution, or maintenance, as the case may be, of such patent application or such patent for the benefit of Licensor. In such case, Licensor shall cooperate fully with Licensee and provide all such information and data and execute any documents reasonably required and ordered to allow Licensee to do so. Each party shall cooperate with the other in any prosecution, filing, and maintenance that a party is required to or elects to undertake hereunder.

Except as set forth above, Licensee shall pay all costs and expenses associated with the preparation, filing, prosecution and maintenance of the Licensed Patent Rights. Licensor shall send Licensee invoices on a monthly basis for any such patent expense incurred by Licensor, and Licensee shall pay such invoices within thirty (30) days of the end of the month in which such invoice was received.

7.3.           Efforts ofLicensee.

Licensee covenants to use its reasonable efforts to actively and diligently market, sell, and otherwise dispose of the Licensed Products in the Patent Jurisdictions.

7.4.           Disclaimer.

Subject to the obligations of the parties under Section 9 of this Agreement, and except as otherwise set forth in Section 7.1. Licensor makes no other representations or warranties of any kind, either express or implied (including, without limitation, any warranties of merchantability or fitness for purpose), with respect to the Licensed Patent Rights or Technology or the use thereof, or the manufacture, possession, use, marketing, sale or other disposition by Licensor or its Affiliates or Sublicensees of the Licensed Product.

7.5.           Limitation on Damages.

Neither party shall be liable to the other or any other Person, regardless of the form or theory of action (whether contract, tort, including negligence, strict liability or otherwise), for any special, incidental, consequential, punitive or extraordinary damages arising out of or related to this Agreement, patents, the Technology, the Licensed Product or any other product, even if such party has been advised of the possibility thereof

8.   Product Approvals and Registration.

8.1.   Application by Licensee.

Licensee shall apply for and use commercially reasonable efforts to secure such registrations, approvals, consents, licenses, and permits of any governmental authorities in the Patent Jurisdictions, if any, as may be necessary to permit the lawful purchase, use, and sale of the Licensed Product in the Patent Jurisdictions. Licensee shall bear all costs incurred in obtaining any such registration, approval, consent, license or permit.

9.   Infringement and Indemnification.

9.1.           Indemnity.

Licensee agrees to exonerate, indemnify, and hold harmless Licensor, and its agents, servants and employees, from all costs, expenses (including attorneys' fees), interest, liabilities, and damages paid or liability for which is incurred by any of said parties ("Losses"), and which arise out of or are in connection with or are for the purpose of avoiding any and all claims, demands, actions, causes of action, suits, appeals, and proceedings ("Claims"), all whether groundless or not, or the settlement thereof, based on any actual or alleged injuries, damages, or liability of any kind whatsoever (including, without limitation, personal injury, death, property damage, breach of warranty, or breach of contract) arising out of any manufacture, marketing, possession, use, sale, or other disposition of Licensed Products by Licensee or its Affiliates or sublicensees. Licensor agrees to notify Licensee promptly of the initiation or threat of any claim for which indemnification may be given under this Section 9.1.

9.2.           Defense; Settlement.

Licensee shall defend and control negotiation of settlement of any Claim, with counsel of Licensee's choosing. Licensor agrees to cooperate fully in the defense of any Claim and may participate in the defense with counsel of Licensor's choosing, such separate counsel to be at Licensor's expense. Any settlement by which Licensor would incur any obligation or liability, whether for the payment of money, the taking of any action, the refraining from any action, or otherwise, shall require the advance written consent of Licensor, which shall not be unreasonably withheld or delayed.

9.3.           Litigation Against Infringers.

Each party shall inform the other promptly in writing of any alleged infringement of the Licensed Patent Rights by a third party, including all details then available. Licensee shall have the first right, but shall not be obligated, to prosecute at its own expense any such infringements, and Licensor agrees that Licensee may join Licensor as a plaintiff at the expense of Licensee. In any infringement action commenced by Licensee, the entire recovery shall belong solely to the Licensee. If Licensee does not elect to pursue such an infringement claim, then Licensor shall have the right to bring such a claim, at Licensor's sole expense. If Licensor brings such a claim, the entire recovery shall belong solely to the Licensor.

In any infringement suit that either party brings to enforce the Licensed Patent Rights, the other party shall at the request and expense of the party bringing the suit, cooperate in all reasonable respects, including, to the extent possible, obtaining the testimony of its employees and making available physical evidence in the possession of that party.

9.4.   Effect on Payments.

Licensee shall be entitled to reduce the amounts payable to Licensor under Section 4 of this Agreement by up to one half of the amount of Licensee's costs, expenses, damages and settlements incurred as a result of any of the claims described in Section 9.1. provided that the amounts payable in any given quarter shall not be reduced by more than 50% pursuant to this Section 9.4.

10.   Product Liability.

10.1.           Damages, Liabilities, etc.

Licensee agrees to exonerate, indemnify and hold Licensor and its successors, assigns and representatives, harmless from and against all costs, expenses (including attorneys fees) liabilities, demands, damages, and losses, and which arise out of or are in connection with or are for the purposes of avoiding any and all claims, demands, actions causes of action, suits and proceedings ("Claims"), based on any actual or alleged injuries, damages or liability of any kind whatsoever arising out of any manufacture, marketing, possession, use, sale or other disposition of a Licensed Product by Licensee or its Affiliates or sublicensees. Licensee shall defend and control negotiation of settlement of any Claim, with counsel of Licensee's choosing. Licensor agrees to cooperate fully in the defense of any Claim and may participate in the defense with counsel of Licensor's choosing, such separate counsel to be at Licensor's expense. Any settlement by which Licensor would incur any obligation or liability, whether for the payment of money, the taking of any action, the refraining from any action, or otherwise, shall require the advance written consent of Licensor, which shall not be unreasonably withheld or delayed.

10.2.           Insurance.

Not later than thirty (30) days before the time when a Licensed Product shall be clinically tested with human subjects, Licensee shall have and maintain, at its own cost and expense, product liability insurance with respect to the Licensed Product, in an amount not less than One Million Five Hundred Thousand ($1,500,000) Dollars per occurrence with an aggregate of Three Million ($3,000,000) Dollars. Such insurance policy shall name Licensor as an additional insured, and shall provide for at least 30 days, prior written notice to Licensor of cancellation. Licensee shall furnish Licensor with certificates of such insurance, or other evidence of compliance with the provisions of this Section 10.2. Licensee hereby agrees to fulfill all of its obligations under such insurance, including but not limited to, the payment of premiums.

10.3.           Regulatory Expense.

In the event that any recall, seizure, or other corrective activity relating to the Licensed Products distributed by Licensee or its Affiliates or sublicensees is requested or required by any governmental authority having jurisdiction in the Territory, Licensee shall promptly notify Licensor, of any such governmental request or requirement and shall notify Licensor of such action.

11.   Confidentiality and Non-Competition.

11.1.           Obligation to Keep Confidential by Licensee.

Licensee shall keep confidential, and cause all of its Sublicensees and Affiliates to keep confidential, the Technology and Developments disclosed to it, and will not, directly, or indirectly, make use thereof for any purpose other than as contemplated in this Agreement, nor disclose the same to others unless and to the extent necessary to use, manufacture and sell, or have made, used or sold, the Licensed Products and to sublicense the same. Notwithstanding the foregoing, Licensee shall have the right to make disclosures of the Technology and Developments:

(i)           To any federal, state or local government or regulatory agency, or court or arbitration panel having jurisdiction, if such disclosure is required under any applicable law, regulation, or order in effect at the time of such disclosure; and

(ii)           To persons to whom such disclosure is deemed necessary or appropriate, in the reasonable opinion of Licensee, for the performance of this Agreement, including employees, suppliers, and contractors, in order to design, engineer, construct, and operate plants, and to manufacture, use, sell or otherwise dispose of or improve Products, provided that such persons shall be required to execute a written agreement substantially in the form of this Section 10.1 prior to such disclosure and agreement specifically to be bound by the terms and conditions of this Agreement.

11.2.           Right to Disclose by Licensee.

Notwithstanding anything to the contrary contained herein, Licensee shall not be obligated to keep secret and refrain from use of any Technology or Development that

(i)           Is, at the time of disclosure, or thereafter becomes, generally available to the public by publication or otherwise through no act or failure to act on the part of Licensee;

(ii)           Can be shown by Licensee by written document or other evidence to have been in its possession prior to the time of disclosure by Licensor and not to have been acquired directly or indirectly from Licensor; or

(iii)           Is received by Licensee, subsequent to the time of disclosure, from a third party who has the right to disclose such Technology or Development, and who did not acquire same directly or indirectly from Licensor.

11.3.           Obligation to Keep Confidential by Licensor.

Licensor shall keep secret and, if applicable, cause any of its Affiliates to keep secret the Technology or Developments disclosed to it, or in any manner obtained by the Licensor, and will not, directly or indirectly, made use thereof for any purpose other than as contemplated by this Agreement. Notwithstanding the foregoing, Licensor shall have the right to make disclosures of such Technology or Developments:

(i)           To any, federal, state, or local government, or regulatory agency, or court or arbitration panel having jurisdiction, if such disclosure is required, under any applicable law, regulation or order in effect at the time of such disclosure; and

(ii)           To persons whom such disclosure is deemed necessary or appropriate, in the reasonable opinion of Licensor, for the performance of its Agreement, including employees, suppliers, and contractors, in order to design, engineer, construct, and operate plants, and to manufacture, use, sell, or otherwise dispose of or improve Products, provided that such persons shall be required to execute a written agreement substantially in the form of this Section 11.3 prior to such disclosure and agreeing specifically to be bound by the terms and conditions of this Agreement.

11.4.   Right to Disclose bv Licensor.

Notwithstanding anything to the contrary contained herein, Licensor shall not be obligate to keep secret or refrain from use of any Technology or Development that:

(i)           Is, at the time of disclosure, or thereafter becomes, generally available to the public by publication or otherwise through no act or failure to act on the part of Licensor;

(ii)           Can be shown by Licensor by written document or other evidence to have been in his possession prior to the time of disclosure by Licensee and not to have been acquired directly or indirectly from Licensee; or

(iii)           Is received by Licensor, subsequent to the time of disclosure, from a third party who has the right to disclose such Technology or Development, and who did not acquire same directly or indirectly from Licensee.

12.   Term.

Subject to the provisions of Section 13. this Agreement shall remain in force for an initial term commencing as of the Effective Date, and ending upon the expiration of the last to expire patent included in the Licensed Patent Rights.

13.   Early Termination.

Notwithstanding the provisions of Section 12.

(i)    If Licensee shall fail after thirty (30) days prior written notice from Licensor to pay to Licensor any royalties or other payments payable hereunder, or shall fail in any material way to perform any other obligation required to be performed by Licensee under this Agreement and has failed to cure such material default for a period of thirty (30) days following notice thereof from Licensor, or if any representation or warranty of Licensee contained in this Agreement shall prove to have been inaccurate in any material way when made (referred to collectively and individually as a material "default"), or

(ii)           If Licensee shall have commenced to sell Licensed Products commercially and shall at any time thereafter, for a consecutive period of 60 days, failed to sell any Licensed Product (or to earn any revenue from sublicenses of the Licensed Patent Rights), then, without limitation of and in addition to any and all other rights and remedies available to Licensor with respect to such material default, Licensor may terminate the License and the parties' obligations hereunder by written notice to Licensee at any time.

(iii)           If Licensee shall file for bankruptcy, reorganization or cease to do business for any reason this contract shall be deemed terminated at the time of such filing or act.

14.           Trademarks.

14.1.   Trademark Use.

Licensee shall be free to designate and use its own trademarks, trade names, and designs, whether registered or not ("Trademarks"), in the manufacture, sale, use, and marketing of the Licensed Product in the Territory, and shall retain all ownership and other rights therein to said Trademarks.

14.2.           Trademark Ownership.

The rights and ownership in any Trademarks for the Licensed Products shall not be contested by Licensor, and Licensor shall not do, or cause to be done, any act or thing which in any way shall impair, or tend to impair, any part of such Trademark rights and ownership.

15.           Arbitration.

15.1.           Arbitration Procedure.

Any controversy or dispute arising out of, or in connection with this Agreement, or the breach thereof ("Dispute"), shall be finally settled by arbitration conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association ("AAA") in effect at that time. Any such arbitration shall take place in New York City, and shall be conducted before three (3) arbitrators. Each party shall select one (1) arbitrator, and the two (2) arbitrators so selected shall choose a third (3) arbitrator. The arbitrators shall be knowledgeable in the field of licensing of medical devices. The decision by the arbitrators shall state the reasons for the award and shall be final and binding and conclusive upon the parties, their successors, and assigns, and the parties shall comply with such decision in good faith as if it were a final decision of a court.

15.2.           Arbitrator's Powers.

The arbitrators shall have power to:

(i)           Order the production of documents under the Federal Rules of Civil Procedure by any party for inspection and copying by the other party prior to or during any hearing;

(ii)           Grant preliminary and/or permanent injunctive relief, and

(iii)           Order specific performance of this Agreement or award other equitable relief.

16.           Costs of Dispute.

16.1.           Reimbursement of Costs.

In the event of a Dispute, the losing party shall reimburse the prevailing party its "Costs".

16.2.           Costs Defined.

The term "Costs" as used herein shall be deemed to include:

(i)           Reasonable attorneys' fees incurred from the inception of the Dispute until the actual recovery of a money award and/or other relief (including, but not limited to, settlement by negotiation), and

(ii)           All costs and fees of the escrow agent described in Section 4.6 which are incurred in connection with a Dispute; and

(iii)           All costs of preparation and pursuit of a claim and/or defense, as the case may be, including, but not limited to, gathering and compiling evidence, witness fees including travel and related expenses, copying of documents, as well as costs incurred in determining the reasonableness of attorneys' fees, and executing the award or the settlement agreement, as the case may be.

16.3.           Allocation of Costs.

The arbitrators shall, in the first instance, include Costs of the arbitration in the award, and any other Costs shall be adjudged by the courts, on the basis of the Dispute as a whole. If the arbitrators shall determine that:

(i)           Neither party prevailed, each party shall bear its own Costs, or

(ii)           A party only partially prevailed, such partially prevailing party shall be awarded only a prorata portion of its Costs.

17.           Law Governing.

This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts.

18.   Miscellaneous Provisions.

18.1.           Notice.

Any notice or other communication required or authorized to be given by either party to the other hereunder shall be deemed given personally, by registered mail (postage or other charges prepaid), by reputable overnight courier (such as Federal Express) or by telecopy, with confirmation of receipt, at the address first above written or at such other address or telecopy number as such party shall, from time to time, have specified in like manner. Such notice shall be deemed given when received.

18.2.           No Waiver.

The failure of either party to enforce, at any time or for any period of time, any, provisions of this Agreement, shall not be construed as a waiver of such provision or of the right of such party thereafter to enforce such provision.

18.3.           Severability.

If any Section of this Agreement, or any part thereof, is held to be invalid or unenforceable, it shall not effect the validity or enforceability of any other Section, or part hereof.

18.4.           Entire Agreement.

This Agreement contains the entire agreement and understanding between the parties hereto with respect to the subject matter hereof, and merges and supersedes all prior discussions, writings and agreements with respect thereto. The parties explicitly agree and acknowledge that any previous license agreement between them relating in full or in part to the Licensed Patent Rights, Technology and/or Developments is hereby terminated and of no further force or effect. No modification or alteration of this Agreement or waiver of any of its provisions shall be effective unless made in writing and signed by both parties hereto.

18.5.           No Assignment.

This Agreement may not be assigned or otherwise transferred by either party, voluntarily or by operation of law, without the prior written consent of the other party, except that this Agreement may be assigned by a party without such consent in connection with the sale of all or substantially all its business relating to the subject matter of this Agreement.

18.6.           Binding Effect.

This Agreement shall be binding upon, and inure to the benefit of the parties hereto, and their permitted assigns.

18.7.           Headings.

The headings contained herein are for the purpose of convenience only, and do not form part of the text of this Agreement.

18.8.           Counterparts.

This Agreement may be executed in one (1) or more counterparts, each of which shall constitute an original, but all of which shall together constitute one and the same Agreement.

LICENSOR:

PINOTAGE, LLC

By:	/s/ Robert Lee Thompson
Robert Lee Thompson, Manager
Hereto Duly Authorized

LICENSEE:

VISION TECHNOLOGIES, INC.

By:	/s/ Robert Lee Thompson
Robert Lee Thompson, President
Hereto Duly Authorized

LICENSED PATENT RIGHTS

Serial No.	Filing Date	Title

08/708,044	Aug. 30, 1996	Surgical/Diagnostic Imaging Device/Non-Medical Only
PCT/US96/14921	Sept. 16, 1998	Surgical/Diagnostic Imaging Device/Non-Medical Only

08/730,089	Oct 15, 1996	Video Gynecological Examination Apparatus/Non-Medical Only
PCT/US97/01900	Feb. 6,1997	Video Gynecological Examination Apparatus/Non-Medical Only

08/753,013	Oct 22, 1996	System for Single-Puncture Endoscopic Surgeiy/Non-Medical Only
PCT/US97/1899	Feb. 6,1997	System for Single-Puncture Endoscopic Surgery/Non-Medical Only

60/045,817	May 7, 1997	Device for Coupling A CCD Camera to An Endoscope/Non-Medical Only
Inventor: Robert Lee Thompson (provisional)

60/054197 to 450/7000	July 30, 1997	Aircraft Monitoring System

60/054198 to 450/7001	July 30,1997	Video Scope

60/057057 to 450/7002	August 27, 1997	Hydro Cam (Flex Cam)

60/056209 1253/7000	August 21,1997	Remote Control Touch Pad for surgical/diagnostic imaging device (provisional)

Exhibit A

FEBRUARY 1, 2007 AMENDMENT

TO

MAY 1, 1998

LICENSE AGREEMENT

BY AND BETWEEN

PINOTAGE, LLC

and

VISION TECHNOLOGIES, INC.

AMENDMENT TO MAY 1, 1998 LICENSE AGREEMENT

THIS AMENDMENT, effective as of February 1, 2007, ("Amendment") is made and entered into by and between PINOTAGE, LLC, an Arkansas Limited Liability Company, having an address at 19308 Pinecrest Trail, Rogers, Arkansas 72756 ("Licensor") and Vision Technologies, Inc., a corporation duly organized under the laws of the State of Delaware, with a principal place of business located at 19308 Pinecrest Trail, Rogers, Arkansas 72756 ("Licensee").

WHEREAS, Licensor and Licensee have entered into a License Agreement dated May 1, 1998;and

WHEREAS, Licensor and Licensee desire to amend the License Agreement dated May 1,
1998.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, and in consideration of the premises and mutual covenants contained herein and in the License Agreement dated May 1, 1998 and intending to be legally bound hereby, Licensor and Licensee agree as follows:

Clause 1.5 of the License Agreement dated May 1, 1998 is replaced in its entirety as follows:

"Patents and patent applications assigned to Licensor, including, but not limited to, the patents and patent applications listed on Exhibit A to this Amendment (which Exhibit may be updated from time to time), and all continuations, continuations-in-part and divisions thereof, and all renewals and foreign counterparts of any of the foregoing."

LICENSOR:		LICENSEE:

PINOTAGE, LLC		VISION TECHNOLOGIES, INC.

By:	/s/ Robert Lee Thompson	By:	/s/ Robert Lee Thompson
	Robert Lee Thompson, Manager		Robert Lee Thompson, President
	Hereto Duly Authorized		Hereto Duly Authorized

Exhibit A -- LICENSED PATENT RIGHTS

Country	Title	Status	Application Number	Filing Date	Patent/ Publication Number	Issue Date
US	IMAGING DEVICE (Aircraft Warning System)	Granted	09/126368	30-Jul-98	6577339	10-Jun-03
DE	IMAGING DEVICE (Constant Focus Lens)	Granted	98937234.7	3-Jul-98	69805077.0	24-Apr-02
EP	IMAGING DEVICE (Constant Focus Lens)	Granted	98937234.7	30-Jul-98	1000507	24-Apr-02
FR	IMAGING DEVICE (Constant Focus Lens)	Granted	98937234.7	30-Jul-98	100507	24-Apr-02
GB	IMAGING DEVICE (Constant Focus Lens)	Granted	98937234.7	30-Jul-98	100507	24-Apr-02
IT	IMAGING DEVICE (Constant Focus Lens)	Granted	98937234.7	30-Jul-98	100507	24-Apr-02
US	CONTROLLABLE MULTI-DIRECTIONAL POSITIONING SYSTEM	Granted	09/141201	27-Aug-98	6165123	26-Dec-00
EP	CONTROLLABLE MULTI-DIRECTIONAL SURGICAL POSITIONING DEVICE	Granted	98944555.6	27-Aug-98	1009277	27-Oct-04
DE	CONTROLLABLE MULTI-DIRECTIONAL SURGICAL POSITIONING DEVICE	Granted	98944555.6	27-Aug-98	69827276.5-08	27-Oct-04
GB	CONTROLLABLE MULTI-DIRECTIONAL SURGICAL POSITIONING DEVICE	Granted	98944555.6	27-Aug-98	1009277	27-Oct-04
US	IMAGING SYSTEM AND COMPONENTS THEREOF	Granted	09/382495	25-Aug-99	6428470	6-Aug-02
US	ENDOSCOPE HAVING ELEVATION AND AZIMUTH CONTROL OF CAMERA	Granted	09/382496	25-Aug-99	6398725	4-Jun-02
US	SYSTEM AND METHOD FOR OBTAINING AND UTILIZING MAINTENANCE INFORMATION (Digital Maintenance Log)	Granted	09/951021	12-Sep-01	6529620	4-Mar-03
EP	SYSTEM AND METHOD FOR OBTAINING AND UTILIZING MAINTENANCE INFORMATION (Digital Maintenance Log)	Published	01968842.3	12-Sep-01	1332443
US	IMAGING DEVICE (Constant Focus Lens)	Granted	09/964981	27-Sep-01	6744467	1-Jun-04
US	LENS SYSTEM FOR CAMERA (constant Focus Lens)	Published	10/856038	28-May-04
EP	IMAGING DEVICE (Aircraft Warning System)	Granted	01122508.3	30-Jul-98	1164786	27-Oct-04
DE	IMAGING DEVICE (Aircraft Warning System)	Granted	01122508.3	30-Jul-98	69827305.2-08	27-Oct-04

Exhibit A -- LICENSED PATENT RIGHTS

Country	Title	Status	Application Number	Filing Date	Patent/ Publication Number	Issue Date
FR	IMAGING DEVICE (Aircraft Warning System)	Granted	01122508.3	30-Jul-98	1164786	27-Oct-04
GB	IMAGING DEVICE (Aircraft Warning System)	Granted	01122508.3	30-Jul-98	1164786	27-Oct-04
IT	IMAGING DEVICE (Aircraft Warning System)	Granted	01122508.3	30-Jul-98	1164786	27-Oct-04
US	SYSTEM AND METHOD FOR OBTAINING AND UTILIZING MAINTENANCE INFORMATION (Building Maintenance)	Granted	10/131113	24-Apr-02	7068301	6/27/2006
US	SYSTEM AND METHOD FOR DETERMINING THE SIZE OF AN OBJECT	Published	10/816229	1-Apr-04
US	SYSTEM AND METHOD FOR OBTAINING AND UTILIZING MAINTENANCE INFORMATION	Published	10/464187	18-Jun-03
US	LENS ASSEMBLY AND OPTICAL IMAGING SYSTEM USING SAME (40 deg. FOV)	Granted	10/798841	11-Mar-04	7054076	30-May-06
WO	LENS ASSEMBLY AND OPTICAL IMAGING SYSTEM USING SAME (40 deg. FOV)	Published	US2005/008260	11-Mar-05	WO2005/088377
US	LENS ASSEMBLY AND OPTICAL IMAGING SYSTEM USING SAME (10x Lens)	Granted	10/809793	25-Mar-04	7050245	23-May-06
US	SYSTEM AND METHOD FOR ASSOCIATING DOCUMENTS WITH MULTI-MEDIA DATA	Published	10/816203	1-Apr-04
US	IMAGING DEVICE ASSEMBLY	Pending	11/386371	22-Mar-06
WO	IMAGING DEVICE ASSEMBLY	Pending	US2006/010325	22-Mar-06
US	ENDOSCOPE HAVING ELEVATION AND AZIMUTH CONTROL OF CAMERA ASSEMBLY	Granted	08/937238	16-Sep-97	5762603	9-Jun-98
US	METHOD FOR IMAGING AN INNER PORTION OF A BODY	Granted	09/065116	23-Apr-98	6007484	28-Dec-99
US	VIDEO GYNECOLOGICAL EXAMINATION APPARATUS	Granted	09/930431	15-Aug-01	6589168	8-Jul-03